Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 25, 2021	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2021;

INCREASES QUARTERLY DIVIDEND TO $0.16 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JANUARY 26, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the second quarter of fiscal 2021 of $12.0 million, an increase of $4.3 million, or 56.1%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, partially offset by increases in provision for income taxes, noninterest expense, and provision for credit losses. Preliminary net income was $1.32 per fully diluted common share for the second quarter of fiscal 2021, an increase of $.48 as compared to the $.84 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2021:

Annualized return on average assets was 1.87%, while annualized return on average common equity was 18.3%, as compared to 1.36% and 12.6%, respectively, in the same quarter a year ago, and 1.57% and 15.6%, respectively, in the first quarter of fiscal 2021, the linked quarter.

Earnings per common share (diluted) were $1.32, up $.48, or 57.1%, as compared to the same quarter a year ago, and up $.23, or 21.1%, from the first quarter of fiscal 2021, the linked quarter.

Provision for credit losses was $612,000, an increase of $224,000, or 57.7%, as compared to the same period of the prior year, and down $162,000, or 20.9%, as compared to the first quarter of fiscal 2021, the linked quarter. Nonperforming assets were $11.1 million, or 0.42% of total assets, at December 31, 2020, as compared to $11.3 million, or 0.44% of total assets, at September 30, 2020, and $14.1 million, or 0.61% of total assets, at December 31, 2019, one year prior.

Net loans decreased $29.1 million during the second quarter, as balances of SBA Paycheck Protection Program (PPP) loans declined by $38.2 million, as forgiveness processing began in earnest.

Deposit balances increased $97.0 million in the second quarter of fiscal 2021. Typically, the second quarter of the fiscal year is the strongest for the Company’s deposit growth, most notably in nonmaturity accounts. Deposits continued to migrate away from certificates of deposit and to nonmaturity accounts.

Net interest margin for the second quarter of fiscal 2021 was 3.92%, up from the 3.70% reported for the year ago period, and up from the 3.73% figure reported for the first quarter of fiscal 2021, the linked quarter. Net interest income was increased significantly by accelerated accretion of deferred origination fees on PPP loans as those loans were repaid through SBA forgiveness. Discount accretion on acquired loan portfolios was modestly higher in the current quarter as compared to the linked quarter, and modestly lower as compared to the year ago period.

Noninterest income was up 55.7% for the second quarter of fiscal 2021, as compared to the year ago period, and was up 15.8% as compared to the first quarter of fiscal 2021, the linked quarter. Nonrecurring benefits realized on bank-owned life insurance during the quarter contributed significantly to the increase, and the Company continued to originate a substantial volume of mortgage loans for sale into the secondary market.

Noninterest expense was up 3.1% for the second quarter of fiscal 2021, as compared to the year ago period, and was down 0.5% from the first quarter of fiscal 2021, the linked quarter.

Dividend Declared:

The Board of Directors, on January 19, 2021, declared a quarterly cash dividend on common stock of $0.16, payable February 26, 2021, to stockholders of record at the close of business on February 12, 2021, marking the 107th consecutive quarterly dividend since the inception of the Company, and representing an increase of 6.7% over the quarterly dividend paid previously. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 26, 2021, at 3:30 p.m., central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through February 8, 2021. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10151898.

Balance Sheet Summary:

The Company’s balance sheet grew modestly from June 30, 2020, with total assets of $2.6 billion at December 31, 2020, reflecting an increase of $80.8 million, or 3.2%. Growth primarily reflected increases in cash and cash equivalents and available-for-sale (“AFS”) securities, partially offset by a decrease in loans receivable.

Cash equivalents and time deposits were a combined $150.5 million at December 31, 2020, an increase of $95.3 million, or 175.5%, as compared to June 30, 2020, increasing primarily as a result of rapid deposit growth and loan repayments. AFS securities were $181.1 million at December 31, 2020, an increase of $4.6 million, or 2.6%, as compared to June 30, 2020.

Loans, net of the allowance for credit losses (ACL), were $2.1 billion at December 31, 2020, a decrease of $20.5 million, or 1.0%, as compared to June 30, 2020. Gross loans decreased by $10.2 million, or 0.5%, during the first six months of the fiscal year, while the ACL at December 31, 2020, reflected an increase of $10.3 million, as compared to the balance of our allowance for loan and lease losses (ALLL) at June 30, 2020. The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, also known as the current expected credit loss (“CECL”) standard, effective as of July 1, 2020, the beginning of our 2021 fiscal year. Adoption resulted in a $9.3 million increase in the ACL, relative to the ALLL as of June 30, 2020, while provisioning in excess of net charge offs during the first six months of fiscal 2021 increased the ACL by an additional $1.0 million, as compared to July 1, 2020. The decrease in loan balances in the portfolio was primarily attributable to commercial loans, partially offset by increases in commercial real estate loans, residential real estate loans, and drawn construction loan balances. Commercial loan balances decreased primarily as a result of forgiveness of PPP loans, which declined by $36.8 million in the fiscal year to date, and by $38.2 million in the quarter ended December 31, 2020, to stand at $95.5 million. Residential real estate loans increased primarily due to growth in 1- to 4-family residential lending, and commercial real estate loans increased primarily due to loans secured by nonresidential owner-occupied property. Management expects to continue to receive significant PPP forgiveness payments in the quarter ended March 31, 2021, although these will be somewhat offset by anticipated funding of “second draw” PPP loans under the program re-opened by the SBA in January 2021. Loans anticipated to fund in the next 90 days stood at $85.1 million at December 31, 2020, as compared to $122.7 million at September 30, 2020, and $72.7 million at December 31, 2019. The pipeline figure at December 31, 2020, did not include second draw PPP loans.

Nonperforming loans were $8.3 million, or 0.39% of gross loans, at December 31, 2020, as compared to $8.7 million, or 0.40% of gross loans at June 30, 2020, and $10.4 million, or 0.54% of gross loans at December 31, 2019. Nonperforming assets were $11.1 million, or 0.42% of total assets, at December 31, 2020, as compared to $11.2 million, or 0.44% of total assets, at June 30, 2020, and $14.1 million, or 0.61% of total assets, at December 31, 2019. The decrease in nonperforming loans over the previous twelve months was attributed primarily to the resolution of certain nonperforming loans acquired in the November 2018 acquisition of Gideon Bancshares and its subsidiary, First Commercial Bank (the “Gideon Acquisition”).

Our ACL at December 31, 2020, totaled $35.5 million, representing 1.64% of gross loans and 425.8% of nonperforming loans, as compared to an ALLL of $25.1 million, representing 1.16% of gross loans and 290.4% of nonperforming loans at June 30, 2020, and an ALLL of $20.8 million, or 1.07% of gross loans and 200.0% of nonperforming loans, at December 31, 2019. The ACL at December 31, 2020, also represented 1.72% of gross loans excluding PPP loans. The Company has estimated its credit losses as of December 31, 2020, under ASC 320-20, and management believes the allowance for credit losses as of that date is adequate based on that estimate; however, there remains significant uncertainty regarding the possible length of the COVID-19 pandemic and the aggregate impact that it will have on global and regional economies, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. Management considered the impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, including our borrowers in the retail and multi-tenant retail industry, restaurants, and hotels.

Provisions of the CARES Act and subsequent legislation allow financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs) for certain loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers experienced or expected difficulties due to the impact of the pandemic. Initially, deferrals under this program were generally granted for three-month periods, while interest-only modifications were generally for six-month periods. Some borrowers were granted additional periods of deferral or interest-only modifications. The Company did not account for these loans as TDRs. As of December 31, 2020, loans for which COVID-related payment deferrals and interest-only payment modifications remained in place included approximately 17 loans with balances totaling $40.3 million, as compared to approximately 900 loans with balances totaling $380.2 million with such deferrals or modifications in place at June 30, 2020. Details by loan type are included in the table at the conclusion of this document. For borrowers whose payment term have not returned to the original terms under their loan agreement as of December 31, 2020, the Company has generally classified the credit as a “watch” status credit. Loans remaining under a COVID-related payment deferral or interest-only modification which have been placed on watch status total $38.7 million. While management considers progress made by our borrowers in responding to the pandemic to be relatively strong, and the performance of our loan portfolio to be encouraging to date, we cannot predict with certainty the difficulties to be faced in coming months. Communities where our borrowers operate may experience increases in COVID-19 cases and reductions in business activity or employee attendance, and borrowers could be required by local authorities to restrict activity.

Total liabilities were $2.4 billion at December 31, 2020, an increase of $71.5 million, or 3.1%, as compared to June 30, 2020.

Deposits were $2.3 billion at December 31, 2020, an increase of $80.2 million, or 3.7%, as compared to June 30, 2020. This increase primarily reflected an increase in interest-bearing transaction accounts, noninterest-bearing transaction accounts, savings accounts, and money market deposits accounts, partially offset by a decrease in time deposits. The increase included a $14.8 million increase in public unit funds, and was net of a $7.3 million decrease in brokered deposits. Public unit balances were $320.0 million at December 31, 2020, while brokered time deposits totaled $16.0 million, and brokered money market deposits were $20.0 million. Depositors continue to hold unusually high balances in the uncertain environment. The average loan-to-deposit ratio for the second quarter of fiscal 2021 was 98.5%, as compared to 100.4% for the same period of the prior fiscal year.

FHLB advances were $63.3 million at December 31, 2020, a decrease of $6.7 million, or 9.6%, as compared to June 30, 2020, as the Company’s deposit inflows outpaced loan demand or desired investment portfolio growth. The Company has continued to monitor the availability of the Federal Reserve’s PPP Lending Facility (PPPLF), but has not utilized it to date, given our improved liquidity position and the lack of attractive alternative investment options.

The Company’s stockholders’ equity was $267.7 million at December 31, 2020, an increase of $9.3 million, or 3.2%, as compared to June 30, 2020. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by the one-time negative adjustment to retained earnings resulting from the adoption of the CECL standard and repurchases of the Company’s common stock. Since re-starting the repurchase program in October 2020, the Company repurchased 90,793 common shares for $2.6 million through December 31, 2020, at an average price of $29.06.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2020, was $23.5 million, an increase of $4.1 million, or 21.4%, as compared to the same period of the prior fiscal year. The increase was attributable to a 14.8% increase in the average balance of interest-earning assets, combined with an increase in net interest margin to 3.92% in the current three-month period, from 3.70% in the same period a year ago. As a material amount of PPP loans were forgiven and therefore repaid ahead of their scheduled maturity, the Company recognized accelerated accretion of interest income from deferred origination fees on these loans. In the current quarter, this component of interest income totaled $968,000, adding 16 basis points to the net interest margin, with no comparable item in the year ago period.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the Gideon Acquisition, and the May 2020 acquisition of Central Federal Savings & Loan Association of Rolla (the Central Federal Acquisition), resulted in $478,000 in net interest income for the three-month period ended December 31, 2020, as compared to $525,000 in net interest income for the same period a year ago. The Company generally expects this component of net interest income will continue to decline over time, although volatility may occur to the extent we have periodic resolutions of specific loans. Combined, these components of net interest income contributed eight basis points to net interest margin in the three-month period ended December 31, 2020, as compared to a contribution of 10 basis points in the same period of the prior fiscal year, and as compared to the six basis point contribution in the linked quarter, ended September 30, 2020, when net interest margin was 3.73%. Additionally, in the year-ago period, the Company recognized an additional $194,000 in interest income as a result of the resolution of a limited number of nonperforming loans, with no material contribution from similar resolutions in the current or linked period. This recognition of interest income in the year-ago period contributed four basis points to net interest margin.

The provision for credit losses for the three-month period ended December 31, 2020, was $612,000, as compared to $388,000 in the same period of the prior fiscal year. The limited increase as compared to the same quarter a year ago was attributable primarily to continued uncertainty regarding the economic environment resulting from the COVID-19 pandemic and the potential impact on the Company’s borrowers, partially offset by relatively consistent levels of net charge offs, adversely classified credits, and nonperforming loans. The Company assesses that the outlook is little changed as compared to the quarter ended June 30, 2020. As a percentage of average loans outstanding, the provision for credit losses in the current three-month period represented a charge of 0.11% (annualized), while the Company recorded net charge offs during the period of 0.04% (annualized). During the same period of the prior fiscal year, the provision represented a charge of 0.08% (annualized), while the Company recorded net charge offs of 0.06% (annualized).

The Company’s noninterest income for the three-month period ended December 31, 2020, was $5.7 million, an increase of $2.0 million, or 55.7%, as compared to the same period of the prior fiscal year. In the current period, increases in gains realized on the sale of residential real estate loans originated for that purpose, earnings on bank-owned life insurance, loan servicing income, and bank card interchange income were partially offset by decreases in deposit account service charges. Earnings on bank-owned life insurance were increased by a non-recurring benefit of $696,000. Gains realized on the sale of residential real estate loans originated for that purpose increased as origination of these loans more than quadrupled as compared to the year ago period, and also increased from the linked quarter, while pricing modestly improved. Our portfolio of serviced loans has increased notably in recent quarters, up 16.2% during the quarter ended December 31, 2020, as servicing income increases through fees received and the recognition of mortgage servicing rights at origination. Bank card interchange income increased as a result of a 10% increase in the number of bank card transactions and a 17% increase in bank card dollar volume, as compared to the same quarter a year ago.

Noninterest expense for the three-month period ended December 31, 2020, was $13.4 million, an increase of $410,000, or 3.1%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, deposit insurance premiums, data processing expenses, and occupancy expenses, partially offset by reductions in amortization of core deposit intangibles and other expenses. Other expenses declined primarily due to inclusion in the year ago period of a $327,000 loss on the disposal of two bank facilities that had been acquired in the Gideon Acquisition, as well as due to reduced employee travel expenses and customer entertainment. The increase in compensation and benefits as compared to the prior year primarily reflected standard increases in compensation and an increase in employee headcount over the prior year, due in part to the Central Federal Acquisition, as well as a de novo branch opened in July 2020. Deposit insurance premiums reflected a return to a normalized level of premiums after the Company benefited from one-time assessment credits for much of the prior fiscal year. Data processing expenses increased primarily due to licensing of updated productivity, mobility, and security software. Occupancy expenses increased in part due to additional locations, as well as replacement of some ATMs with ITMs with video teller capability. The efficiency ratio for the three-month period ended December 31, 2020, was 45.9%, as compared to 56.5% in the same period of the prior fiscal year, with the improvement attributable primarily to the current period’s increases in net interest income and noninterest income, while expense growth was contained.

The income tax provision for the three-month period ended December 31, 2020, was $3.2 million, an increase of 64.1% as compared to the same period of the prior fiscal year, as higher pre-tax income combined with an increase in the effective tax rate, to 20.7%, as compared to 19.9% in the same period a year ago. The higher effective tax rate was attributable primarily to the significant increase in pre-tax income, without corresponding increases in tax-advantaged investments.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Dec. 31	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2020	2020	2020	2020	2019
Cash equivalents and time deposits	$150,496	$42,850	$55,219	$57,078	$42,015
Available for sale (AFS) securities	181,146	175,528	176,524	180,592	175,843
FHLB/FRB membership stock	11,004	11,956	10,753	13,054	12,522
Loans receivable, gross	2,156,870	2,185,547	2,167,068	1,991,328	1,943,599
Allowance for loan losses	35,471	35,084	25,139	23,508	20,814
Loans receivable, net	2,121,399	2,150,463	2,141,929	1,967,820	1,922,785
Bank-owned life insurance	43,268	43,644	43,363	39,095	38,847
Intangible assets	21,453	21,582	21,789	21,573	22,423
Premises and equipment	63,970	64,430	65,106	64,705	65,006
Other assets	30,262	30,281	27,474	30,531	32,408
Total assets	$2,622,998	$2,540,734	$2,542,157	$2,374,448	$2,311,849

Interest-bearing deposits	$1,927,351	$1,861,051	$1,868,799	$1,738,379	$1,691,010
Noninterest-bearing deposits	337,736	307,023	316,048	233,268	223,604
FHLB advances	63,286	85,637	70,024	123,361	114,646
Note payable	-	-	-	3,000	3,000
Other liabilities	11,743	11,880	13,797	11,469	15,627
Subordinated debt	15,193	15,168	15,142	15,118	15,093
Total liabilities	2,355,309	2,280,759	2,283,810	2,124,595	2,062,980

Total stockholders' equity	267,689	259,975	258,347	249,853	248,869

Total liabilities and stockholders' equity	$2,622,998	$2,540,734	$2,542,157	$2,374,448	$2,311,849

Equity to assets ratio	10.21%	10.23%	10.16%	10.52%	10.76%

Common shares outstanding	9,035,232	9,126,625	9,127,390	9,128,290	9,206,783
Less: Restricted common shares not vested	25,410	27,260	28,025	28,925	24,900
Common shares for book value determination	9,009,822	9,099,365	9,099,365	9,099,365	9,181,883

Book value per common share	$29.71	$28.57	$28.39	$27.46	$27.10
Closing market price	30.44	23.58	24.30	24.27	38.36

Nonperforming asset data as of:	Dec. 31	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Nonaccrual loans	$8,330	$8,775	$8,657	$11,428	$10,419
Accruing loans 90 days or more past due	-	-	-	-	1
Total nonperforming loans	8,330	8,775	8,657	11,428	10,420
Other real estate owned (OREO)	2,707	2,466	2,561	3,401	3,668
Personal property repossessed	44	9	9	38	26
Total nonperforming assets	$11,081	$11,250	$11,227	$14,867	$14,114

Total nonperforming assets to total assets	0.42%	0.44%	0.44%	0.63%	0.61%
Total nonperforming loans to gross loans	0.39%	0.40%	0.40%	0.57%	0.54%
Allowance for loan losses to nonperforming loans	425.82%	399.82%	290.39%	205.71%	199.75%
Allowance for loan losses to gross loans	1.64%	1.61%	1.16%	1.18%	1.07%

Performing troubled debt restructurings (1)	$7,897	$7,923	$8,580	$14,196	$14,814

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Dec. 31	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2020	2020	2020	2020	2019
Interest income:
Cash equivalents	$48	$41	$18	$33	$31
AFS securities and membership stock	997	1,024	1,146	1,218	1,194
Loans receivable	26,826	25,907	26,099	24,969	25,421
Total interest income	27,871	26,972	27,263	26,220	26,646
Interest expense:
Deposits	3,863	4,390	4,923	6,135	6,448
FHLB advances	347	380	398	439	573
Note payable	-	-	11	31	34
Subordinated debt	134	138	151	197	214
Total interest expense	4,344	4,908	5,483	6,802	7,269
Net interest income	23,527	22,064	21,780	19,418	19,377
Provision for credit losses	612	774	1,868	2,850	388
Noninterest income:
Deposit account charges and related fees	1,360	1,339	1,087	1,538	1,632
Bank card interchange income	836	830	954	719	651
Loan late charges	138	141	157	149	121
Loan servicing fees	368	310	248	(285)	103
Other loan fees	305	327	290	370	354
Net realized gains on sale of loans	1,390	1,206	977	178	203
Earnings on bank owned life insurance	974	280	266	247	253
Other noninterest income	349	508	380	313	357
Total noninterest income	5,720	4,941	4,359	3,229	3,674
Noninterest expense:
Compensation and benefits	7,545	7,720	7,698	7,521	6,993
Occupancy and equipment, net	1,866	1,970	1,887	1,780	1,769
Data processing expense	1,175	1,062	2,084	974	878
Telecommunications expense	308	315	314	309	320
Deposit insurance premiums	218	201	155	-	-
Legal and professional fees	236	198	318	229	239
Advertising	219	230	391	244	283
Postage and office supplies	195	193	219	224	178
Intangible amortization	338	380	448	441	441
Foreclosed property expenses	38	50	636	282	25
Provision for off-balance sheet credit exposure	388	226	132	300	362
Other noninterest expense	908	953	1,226	1,265	1,537
Total noninterest expense	13,434	13,498	15,508	13,569	13,025
Net income before income taxes	15,201	12,733	8,763	6,228	9,638
Income taxes	3,153	2,747	1,861	1,129	1,921
Net income	12,048	9,986	6,902	5,099	7,717
Less: Distributed and undistributed earnings allocated to participating securities	34	30	-	-	-
Net income available to common shareholders	$12,014	$9,956	$6,902	$5,099	$7,717

Basic earnings per common share	$1.33	$1.09	$0.76	$0.55	$0.84
Diluted earnings per common share	1.32	1.09	0.76	0.55	0.84
Dividends per common share	0.15	0.15	0.15	0.15	0.15
Average common shares outstanding:
Basic	9,064,000	9,100,000	9,128,000	9,197,000	9,202,000
Diluted	9,067,000	9,102,000	9,130,000	9,205,000	9,213,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Dec. 31	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Interest-bearing cash equivalents	$40,915	$19,768	$10,380	$7,363	$6,322
AFS securities and membership stock	184,828	181,535	188,497	184,389	183,748
Loans receivable, gross	2,177,989	2,162,125	2,127,181	1,950,887	1,903,230
Total interest-earning assets	2,403,732	2,363,428	2,326,058	2,142,639	2,093,300
Other assets	170,158	174,574	194,651	180,981	184,028
Total assets	$2,573,890	$2,538,002	$2,520,709	$2,323,620	$2,277,328

Interest-bearing deposits	$1,886,883	$1,865,636	$1,838,606	$1,729,327	$1,674,198
FHLB advances	69,991	70,272	83,130	83,916	99,728
Note payable	-	-	1,187	3,000	3,000
Subordinated debt	15,180	15,155	15,130	15,105	15,080
Total interest-bearing liabilities	1,972,054	1,951,063	1,938,053	1,831,348	1,792,006
Noninterest-bearing deposits	325,091	316,996	311,555	223,865	222,187
Other noninterest-bearing liabilities	13,021	14,673	15,937	17,634	17,533
Total liabilities	2,310,166	2,282,732	2,265,545	2,072,847	2,031,726

Total stockholders' equity	263,724	255,270	255,164	250,773	245,602

Total liabilities and stockholders' equity	$2,573,890	$2,538,002	$2,520,709	$2,323,620	$2,277,328

Return on average assets	1.87%	1.57%	1.10%	0.88%	1.36%
Return on average common stockholders' equity	18.3%	15.6%	10.8%	8.1%	12.6%

Net interest margin	3.92%	3.73%	3.75%	3.63%	3.70%
Net interest spread	3.76%	3.55%	3.56%	3.40%	3.47%

Efficiency ratio	45.9%	50.0%	59.3%	59.9%	56.5%

	As of December 31, 2020			As of September 30, 2020
Loan portfolio balances and CARES Act modifications	Balance	Payment	Interest-only	Payment	Interest-only
(dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications
1- to 4-family residential loans	$438,156	$-	$138	$1,171	$8,805
Multifamily residential loans	198,534	-	10,581	-	12,278
Total residential loans	636,690	-	10,719	1,171	21,083
1- to 4-family owner-occupied construction loans	23,380	-	-	-	-
1- to 4-family speculative construction loans	10,567	-	-	-	-
Multifamily construction loans	50,495	-	-	-	-
Other construction loans	28,552	-	-	4,367	-
Total construction loan balances drawn	112,994	-	-	4,367	-
Agricultural real estate loans	185,811	-	-	1,967	1,415
Loans for vacant land - developed, undeveloped, and other purposes	55,117	-	-	-	1,203
Owner-occupied commercial real estate loans to:
Churches and nonprofits	21,626	-	634	-	1,449
Non-professional services	15,507	-	-	-	2,106
Retail	26,234	-	-	-	1,257
Automobile dealerships	18,294	-	-	-	-
Healthcare providers	7,715	-	-	-	330
Restaurants	46,208	-	-	-	5,694
Convenience stores	20,285	-	-	-	1,303
Automotive services	5,141	-	-	-	244
Manufacturing	12,492	-	-	-	7,262
Professional services	12,734	-	-	-	354
Warehouse/distribution	4,718	-	-	-	-
Grocery	5,443	-	-	-	26
Other	46,430	-	816	-	551
Total owner-occupied commercial real estate loans	242,827	-	1,450	-	20,576
Non-owner-occupied commercial real estate loans to:
Care facilities	35,302	-	-	-	-
Non-professional services	12,243	-	-	-	3,864
Retail	27,206	-	-	545	525
Healthcare providers	14,279	-	-	-	442
Restaurants	46,631	-	-	-	413
Convenience stores	14,928	-	-	-	-
Automotive services	5,401	-	-	-	-
Hotels	85,222	-	28,092	-	3,495
Manufacturing	4,998	-	-	-	-
Storage units	14,154	-	-	-	404
Professional services	8,732	-	-	-	460
Multi-tenant retail	73,026	-	-	-	14,872
Warehouse/distribution	25,847	-	-	-	2,953
Other	50,840	-	-	-	4,218
Total non-owner-occupied commercial real estate loans	418,809	-	28,092	545	31,646
Total commercial real estate	902,564	-	29,542	2,512	54,840

	As of December 31, 2020			As of September 30, 2020
Loan portfolio balances and CARES Act modifications	Balance	Payment	Interest-only	Payment	Interest-only
(continued, dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications
Home equity lines of credit	40,729	-	-	-	-
Deposit-secured loans	5,001	-	-	-	1
All other consumer loans	33,860	-	-	83	92
Total consumer loans	79,590	-	-	83	93
Agricultural production and equipment loans	99,281	-	-	351	84
Loans to municipalities or other public units	9,684	-	-	-	-
Commercial and industrial loans to:	-	-	-	-	-
Forestry, fishing, and hunting	13,890	-	-	-	364
Construction	24,788	-	-	-	-
Finance and insurance	56,040	-	-	-	20
Real estate rental and leasing	20,707	-	-	-	54
Healthcare and social assistance	29,909	-	-	-	-
Accommodations and food services	30,318	-	-	-	707
Manufacturing	11,828	-	-	-	3,097
Retail trade	41,655	-	-	-	874
Transportation and warehousing	33,601	-	11	-	3,071
Professional services	6,611	-	-	-	12
Administrative support and waste management	9,892	-	-	-	-
Arts, entertainment, and recreation	3,862	-	-	585	27
Other commercial loans	35,279	-	-	8	238
Total commercial and industrial loans	318,380	-	11	593	8,464
Total commercial loans	427,345	-	11	944	8,548
Total gross loans receivable, excluding deferred loan fees	$2,159,183	$-	$40,272	$9,077	$84,564